Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No 333-58793 on Form S-3 and Registration Statement Nos. 333-134637, 333-151261 and 333-166991 on Form S-8 of our reports dated February 24, 2012 relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2011.

DELOITTE & TOUCHE LLP

Phoenix, Arizona

February 24, 2012